Exhibit 10.2

AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT
BETWEEN THE MEN’S WEARHOUSE, INC.
AND DOUGLAS S. EWERT

THIS AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT (this “Agreement”) is entered into by and between The Men’s Wearhouse, Inc., a Texas corporation (the “Company”), and Douglas S. Ewert (the “Executive”) effective as of April 22, 2015 (the “Effective Date”), amending and restating the Change in Control Agreement dated May 15, 2009 (the “Original Agreement”).  Certain capitalized terms used herein are defined in Section 24.

W I T N E S S E T H:

WHEREAS, the Company considers it to be in the best interests of the Company and its Affiliates and shareholders to foster the continuous dedication and employment of certain key employees of the Company, notwithstanding the possibility or occurrence of a Change in Control (as that phrase is defined in Section 2 below);

WHEREAS, the Executive is a key employee of the Company; and

WHEREAS, the Company entered into this Agreement to protect the Executive if a Change in Control occurs, thereby encouraging the Executive to remain in the employ of the Company and not to be distracted from the performance of his duties to the Company by the possibility of a Change in Control;

WHEREAS, the parties desire to amend and restate the Original Agreement;

NOW, THEREFORE, the parties agree, effective as stated above, to amend and restate the Original Agreement to read as follows:

Section 1.                                           Other Employment Arrangements.

(a)                                 This Agreement does not affect the Executive’s existing or future employment arrangements with the Company unless a Change in Control shall have occurred before the expiration of the term of this Agreement.  The Executive’s employment with the Company shall continue to be governed by the Executive’s existing or future employment agreements with the Company, if any, or, in the absence of any employment agreement, shall continue to be at the will of the Board of Directors or, if the Executive is not an officer of the Company at the time of the termination of the Executive’s employment with the Company, the will of the Chief Executive Officer of the Company, except that if (i) a Change in Control shall have occurred before the expiration of the term of this Agreement and (ii) the Executive’s employment with the Company is terminated (whether by the Executive or the Company or automatically as provided in Section 3) after the occurrence of that Change in Control, then the Executive shall be entitled to receive certain benefits as provided in this Agreement and the Executive shall not be entitled to receive any severance, termination or similar payment or benefit set forth in any employment agreement or arrangement the Executive has with the Company or any of its subsidiaries that would be duplicative in any manner of any payment made pursuant to this Agreement.

(b)                                 Notwithstanding anything contained in this Agreement to the contrary, if following the commencement of any discussion with a third person (but excluding any discussions with an investment banker, attorney, accountant or other advisor engaged by the Company) that ultimately results in a Change in Control, (i) the Executive’s employment with the Company is terminated, (ii) the Executive’s duties are materially changed or the Executive’s status and position with the Company is materially diminished, (iii) the Executive’s Base Salary is reduced, or (iv) the Executive’s annual bonus potential is reduced to an amount less than the Benchmark Bonus, then for all purposes of this Agreement, such Change in Control shall be deemed to have occurred on the date immediately prior to the date of such termination, change, diminution, or reduction, and (x) any payments and benefits payable under any employment agreement between the Company and the Executive shall be paid in accordance with the terms thereof and (y) the Executive shall be entitled to receive any additional payments and benefits provided for herein or otherwise hereunder, in the manner set forth in this Agreement. In the event Executive is a “specified employee” (within the meaning of Section 409A) on his Termination Date, for purposes of this subsection (b), his right to payment and form of payment under his employment agreement will be considered fixed on his Termination Date and payable under his employment agreement, even if such payments have not actually commenced as of the Change in Control.  For the avoidance of doubt, any payment made or benefit provided or to be provided under any employment agreement between the Company and the Executive that is duplicative of any payment made or to be made, or benefit provided or to be provided, under this Agreement, shall reduce on a dollar for dollar basis the payment to be made or benefit to be provided under this Agreement; provided, however, that in the event that the payment shall be delayed pursuant to Section 409A as further described in Section 7(b)(iv), then any payment made or benefit provided or to be provided under this Agreement that is duplicative of any payment made or to be made, or benefit provided or to be provided, under any employment agreement between the Company and the Executive, shall reduce on a dollar for dollar basis the payment to be made or benefit to be provided under such employment agreement.

(c)                                  Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice of or provided by the Company or any of its Affiliates and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its Affiliates.  Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, program, policy or practice of or provided by, or any contract or agreement with, the Company or any of its Affiliates at or subsequent to the date of termination of the Executive’s employment with the Company shall be payable or otherwise provided in accordance with such plan, program, policy or practice or contract or agreement except as explicitly modified by this Agreement.

Section 2.                                           Change in Control of the Company.  For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following after the Effective Date and during the term of this Agreement:

(a)                                 the individuals who are Incumbent Directors cease for any reason to constitute a majority of the members of the Board of Directors;

(b)                                 the consummation of a Merger of the Company with another Entity, unless:

(i)                                     the individuals and Entities who were the Beneficial Owners of the Voting Securities of the Company outstanding immediately prior to such Merger own, directly or indirectly, more than 50 percent of the combined voting power of the Voting Securities of either the surviving Entity or the parent of the surviving Entity outstanding immediately after such Merger in substantially the same proportions, as to each other, as their ownership of the Company’s Voting Securities immediately prior to such Merger; and

(ii)                                  the individuals who comprise the Board of Directors immediately prior to such Merger constitute a majority of the board of directors or other governing body of either the surviving Entity or the parent of the surviving Entity;

(c)                                  any Person, other than a Specified Owner, becomes a Beneficial Owner, directly or indirectly, of securities of the Company representing 30 percent or more of the combined voting power of the Company’s then outstanding Voting Securities;

(d)                                 a sale, transfer, lease or other disposition of all or substantially all of the Assets is consummated (an “Asset Sale”), unless:

(i)                                     the individuals and Entities who were the Beneficial Owners of the Voting Securities of the Company immediately prior to such Asset Sale own, directly or indirectly, more than 50 percent of the combined voting power of the Voting Securities of the Entity that acquires such Assets in such Asset Sale or its parent immediately after such Asset Sale in substantially the same proportions as their ownership of the Company’s Voting Securities immediately prior to such Asset Sale; and

(ii)                                  the individuals who comprise the Board of Directors immediately prior to such Asset Sale constitute a majority of the board of directors or other governing body of either the Entity that acquired such Assets in such Asset Sale or its parent;

provided, further, that for purposes hereof, the consummation of a Merger of a Wholly-Owned Subsidiary with another Entity (other than an Entity in which the Company owns, directly or indirectly, a majority of the voting and equity interests) if the gross revenues of such Wholly-Owned Subsidiary (including the Entities wholly-owned directly or indirectly by such Wholly-Owned Subsidiary) for the twelve-month period immediately preceding the month in which the Merger occurs equal or exceed 30 percent of the consolidated gross revenues reported by the Company on the Company’s consolidated financial statements for such period shall constitute an Asset Sale; or

(e)                                  The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Section 3.                                           Term of This Agreement.  The term of this Agreement shall begin on the Effective Date and, unless automatically extended pursuant to the second sentence of this Section 3, shall expire on the first to occur of:

(a)                                 the Executive’s death or the Executive’s Disability, which events shall also be deemed automatically to terminate the Executive’s employment by the Company;

(b)                                 the termination by the Executive or the Company of the Executive’s employment by the Company; or

(c)                                  the end of the last day (the “Expiration Date”) of:

(i)                                     the period beginning on the Effective Date and ending on May 15, 2017 (or any period for which the term of this Agreement shall have been automatically extended pursuant to the second sentence of this Section 3) if no Change in Control shall have occurred during that period (or any period for which the term of this Agreement shall have been automatically extended pursuant to the second sentence of this Section 3); or

(ii)                                  the two-year period beginning on the date on which a Change in Control occurred if a Change in Control of the Company shall have occurred during the period beginning on the Effective Date and ending on May 15, 2017 (or any period for which the term of this Agreement shall have been automatically extended pursuant to the second sentence of this Section 3).

If (a) the term of this Agreement shall not have expired as a result of the occurrence of one of the events described in subsections (a) or (b) of the immediately preceding sentence, and (b) the Company shall not have given written notice to the Executive at least ninety (90) days before the Expiration Date that the term of this Agreement will expire on the Expiration Date, then the term of this Agreement shall be automatically extended for successive two-year periods (the first such period to begin on the day immediately following the Expiration Date) unless the Company shall have given written notice to the Executive at least ninety (90) days before the end of any two-year period for which the term of this Agreement shall have been automatically extended that such term will expire at the end of that two-year period.  The expiration of the term of this Agreement shall not terminate this Agreement itself or affect the right of the Executive or the Executive’s legal representatives to enforce the payment of any amount or other benefit to which the Executive was entitled before the expiration of the term of this Agreement or to which the Executive became entitled as a result of the event (including the termination, whether by the Executive or the Company or automatically as provided in this Section 3, of the Executive’s employment by the Company) that caused the term of this Agreement to expire.

Section 4.                                           Event of Termination for Cause.  An “Event of Termination for Cause” shall have occurred if, after a Change in Control, the Executive shall have committed:

(a)                                 gross negligence or willful misconduct in connection with his duties or in the course of his employment with the Company or any Wholly-Owned Subsidiary;

(b)                                 an act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company or any Wholly-Owned Subsidiary;

(c)                                  intentional wrongful damage to property (other than of a de minimis nature) of the Company or any Wholly-Owned Subsidiary;

(d)                                 intentional wrongful disclosure of secret processes or confidential information of the Company or any Wholly-Owned Subsidiary which the Executive believes or reasonably should believe will have a material adverse effect on the Company; or

(e)                                  an act leading to a conviction of a felony, or a misdemeanor involving moral turpitude.

For purposes of this Agreement, no act, or failure to act, on the part of the Executive shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.  Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated as a result of an “Event of Termination for Cause” hereunder unless and until there shall have been delivered to the Executive a certified copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the members of the Board of Directors then in office (but excluding the Executive from any such vote or determination if he is then a member of the Board of Directors) at a meeting of the Board of Directors called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board of Directors), finding that, in the good faith opinion of the Board of Directors, the Executive had committed an act set forth above in this Section 4 and specifying the particulars thereof in detail.  Nothing herein shall limit the right of the Executive or his legal representatives to contest the validity or propriety of any such determination.

Section 5.                                           An Event of Termination for Good Reason.  An “Event of Termination for Good Reason” shall mean the occurrence of any of the following on or after a Change in Control:

(a)                                 a material reduction in Executive’s status, title, position or responsibilities;

(b)                                 a reduction in Executive’s annual base salary as in effect immediately before the occurrence of the Change in Control or as the Executive’s annual base salary may be increased from time to time after that occurrence (the “Base Salary”);

(c)                                  a reduction in the Executive’s target and/or maximum bonus potential to an amount less than the Executive’s target and/or maximum annual bonus potential for the preceding year (the “Benchmark Bonus”) or revision to the bonus plan in any manner that materially adversely affects the Executive’s ability to achieve the maximum annual bonus potential;

(d)                                 a mandatory relocation of Executive’s employment with the Company more than fifty (50) miles from the office of the Company where the Executive was principally employed and stationed immediately prior to the Change in Control, except for travel reasonably required in the performance of Executive’s duties and responsibilities;

(e)                                  any material changes to the Basic Benefit Plans, paid vacation days or any other non-contractual benefits that were provided to the Executive by the Company immediately before the occurrence of the Change in Control; or

(f)                                   any failure to honor any provision of any employment agreement the Executive has or may in the future have with the Company or failure to honor any provision of this Agreement, including termination of such employment agreement (unless notice of that termination shall have been given to the Executive pursuant to, and that notice shall meet the requirements of, Section 6) or effective notice of an election to terminate at the end of the term or the extended term of such employment agreement.

Section 6.                                           Notice of Termination If a Change in Control shall have occurred before the expiration of the term of this Agreement, any subsequent termination by the Executive or the Company of the Executive’s employment by the Company, or any determination of the Executive’s Disability, shall be communicated by notice to the other party that shall indicate the specific paragraph of Section 7 pursuant to which the Executive is to receive benefits as a result of the termination.  If the notice states that the Executive’s employment by the Company has been automatically terminated as a result of the Executive’s Disability, the notice shall (a) specifically describe the basis for the determination of the Executive’s Disability, and (b) state the date of the determination of the Executive’s Disability and the date of the termination of his employment, which date shall be not more than ten (10) days before the date such notice is given.  If the notice is from the Company and states that the Executive’s employment by the Company is terminated by the Company as a result of the occurrence of an Event of Termination for Cause, the notice shall specifically describe the action or inaction of the Executive that the Company believes constitutes an Event of Termination for Cause and shall be accompanied by a certified copy of the resolution satisfying the requirements of Section 4.  If the notice is from the Executive and states that the Executive’s employment by the Company is terminated by the Executive as a result of the occurrence of an Event of Termination for Good Reason, the notice shall specifically describe the action or inaction of the Company that the Executive believes constitutes an Event of Termination for Good Reason and shall be given by the Executive to the Company within ninety (90) days following the Executive’s knowledge of the initial condition which the Executive believes constitutes an Event of Termination for Good Reason.  Each notice given pursuant to this Section 6 (other than a notice stating that the Executive’s employment by the Company has been automatically terminated as a result of the Executive’s Disability) shall state a date, which shall be not fewer than thirty (30) days nor more than sixty (60) days after the date such notice is given, on which the termination of the Executive’s employment by the Company is effective and if the notice is given by the Executive with respect to an Event of Termination for Good Reason, the Company shall have the opportunity to remedy the action or inaction that constitutes the Event of Termination for Good Reason prior to the Termination Date stated in the notice and upon the Company doing so the notice shall be deemed withdrawn.  The date so stated in accordance with this Section 6 shall be the “Termination Date”.  If a Change in Control shall have occurred before the expiration of the term of this Agreement, any subsequent purported termination by the Company of the Executive’s employment by the Company, or any subsequent purported determination by the Company of the Executive’s Disability, shall be ineffective unless that termination or determination shall have been communicated by the Company to the Executive by notice that meets the requirements of the foregoing provisions of this Section 6 and the provisions of Section 9.

Section 7.                                           Benefits Payable on Change in Control and Termination.

(a)                                 If (x) a Change in Control shall have occurred before the expiration of the term of this Agreement, and (y) the Executive’s employment by the Company is terminated (whether by the Executive or the Company or automatically as provided in Section 3) after the occurrence of that Change in Control, the Executive shall be entitled to the following benefits (except to the extent limited by Section 7(e)):

(i)                                     If the Executive’s employment by the Company is terminated (x) by the Company as a result of the occurrence of an Event of Termination for Cause, or (y) by the Executive before the occurrence of an Event of Termination for Good Reason, then the Company shall pay to the Executive:

(A)                               at the time specified in Section 7(b)(i), the portion of the Base Salary accrued but unpaid through the Termination Date and compensation for earned but unused vacation time, in each case to the extent not theretofore paid (collectively, the “Accrued Obligations”) and

(B)                               any other amounts or benefits provided under any plan, policy, practice, program, contract or arrangement of or provided by the Company, including, but not limited to, the Basic Benefit Plans and the Other Benefit Plans, which shall be governed by the terms thereof (except as explicitly modified by this Agreement).

(ii)                                  If the Executive’s employment by the Company is automatically terminated as a result of the Executive’s death then the Company shall pay to the Executive’s estate or beneficiaries, as applicable:

(A)                               at the time specified in Section 7(b)(ii), the Accrued Obligations; and

(B)                               any other amounts or benefits provided under any plan, policy, practice, program, contract or arrangement of or provided by the Company, including, but not limited to, the Basic Benefit Plans and the Other Benefit Plans, which shall be governed by the terms thereof (except as explicitly modified by this Agreement).

(iii)                               If the Executive’s employment by the Company is automatically terminated as a result of the Executive’s Disability, then the Company shall pay to the Executive:

(A)                               at the time specified in Section 7(b)(iii), the Accrued Obligations; and

(B)                               any other amounts or benefits provided under any plan, policy, practice, program, contract or arrangement of or provided by the Company, including, but not limited to, the Basic Benefit Plans and the Other Benefit Plans,

which shall be governed by the terms thereof (except as explicitly modified by this Agreement).

(iv)                              If the Executive’s employment by the Company is terminated (x) by the Company otherwise than as a result of the occurrence of an Event of Termination for Cause, or (y) by the Executive after the occurrence of an Event of Termination for Good Reason then the Executive shall be entitled to the following:

(A)                               The Company shall pay to the Executive, at the time specified in Section 7(b)(iv), the Accrued Obligations;

(B)                               The Company shall pay to the Executive, at the time specified in Section 7(b)(iv), an amount equal to two (2) times the sum of:

(1)                                 the amount (including any deferred portion thereof) of the Base Salary for the Fiscal Year in which the Termination Date occurs or for the immediately preceding Fiscal Year, whichever is higher; and

(2)                                 an amount equal to the greater of (a) the Executive’s target bonus for the Fiscal Year in which the Termination Date occurs and (b) the Executive’s target bonus for the Fiscal Year immediately preceding the Fiscal Year in which the Termination Date occurs; and

(C)                               The Company shall pay to the Executive, at the time specified in Section 7(b)(iv), an amount equal to the product of (1) the total monthly basic life insurance premium (both the portion paid by the Company and the portion paid by the Executive) applicable to the Executive’s basic life insurance coverage on his Termination Date and (ii) 24.  If a conversion option is applicable under the Company’s group life insurance program, the Executive may, at his option, convert his basic life insurance coverage to an individual policy after his Termination Date by completing the forms required by the Company.

(D)                               The Company (at its sole expense) shall take the following actions:

(1)                                 throughout the period beginning on the Termination Date and ending on the first to occur of the second anniversary of the Termination Date, or the date on which the Executive becomes employed on a full-time basis by another person (the “Coverage Period”), the Company shall maintain in effect, and not materially reduce the benefits provided by the Company’s group health plan in which the Executive was a participant immediately before the Termination Date; and

(2)                                 the Company shall arrange for the Executive’s uninterrupted participation throughout the Coverage Period in the Company’s group health plan in which the Executive was a participant immediately before the Termination Date;

provided that if the Executive’s participation after the Termination Date in such group health plan is not permitted by the terms of that plan, then throughout the Coverage Period, the Company (at its sole expense) shall provide the Executive with substantially the same benefits that were provided to the Executive by that plan immediately before the Termination Date.  If the Executive is a Specified Employee and the benefits specified in this Section 7(a)(iv)(D) are taxable to the Executive and not otherwise exempt from Section 409A, the following provisions shall apply to the reimbursement or provision of such benefits.  Any amounts to which the Executive would otherwise be entitled under this Section 7(a)(iv)(D) during the first six months following the date of the Executive’s Termination Date shall be accumulated and paid to the Executive on the date that is six months following the Termination Date.  The Executive shall be eligible for reimbursement for covered welfare expenses, or for the provision of such benefits on an in-kind basis, during the Coverage Period.  The amount of such welfare benefit expenses eligible for reimbursement or the in-kind benefits provided under this Section 7(a)(iv)(D), during the Executive’s taxable year will not affect the expenses eligible for reimbursement, or the in-kind benefits to be provided, in any other taxable year (with the exception of applicable lifetime maximums applicable to medical expenses or medical benefits described in section 105(b) of the Code).  The Company shall reimburse an eligible welfare benefit expense that is not a nontaxable insured benefit on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred. The Executive’s right to reimbursement or direct provision of benefits under this Section 7(a)(iv)(D) is not subject to liquidation or exchange for another benefit; and

(E)                                The Executive shall be entitled to any other amounts or benefits provided under any plan, policy, practice, program, contract or arrangement of or provided by the Company, including, but not limited to, the Basic Benefit Plans and the Other Benefit Plans, which shall be governed by the terms thereof (except as explicitly modified by this Agreement).

(b)                                 Each payment required to be made to the Executive pursuant to the foregoing provisions of Section 7(a) above shall be made by check drawn on an account of the Company or the Successor at a bank located in the United States of America and shall be paid as follow:

(i)                                     The Company shall pay to the Executive the amounts specified in Section 7(a)(i)(A) within 30 days after the Termination Date.

(ii)                                  The Company shall pay to the Executive’s estate or beneficiaries, as applicable, the amounts specified in Section 7(a)(ii)(A) within 30 days after the date of the Executive’s death.

(iii)                               The Company shall pay to the Executive the amounts specified in Section 7(a)(iii)(A) within 30 days after the Termination Date.

(iv)                              The Company shall pay to the Executive the amounts specified in Section 7(a)(iv)(A), (C) and (D) within 30 days after the Termination Date.  If the Change in Control giving rise to the payments in 7(a)(iv)(B) constitutes a “change in control” within the meaning of Section 409A, the Company shall pay to the Executive the amounts specified in Section 7(a)(iv)(B) within 30 days after the Termination Date.  If such Change in Control does not constitute a “change in control” within the meaning of Section 409A, the Company shall pay the amounts specified in 7(a)(iv)(B) in equal installments over 24 months following the Termination Date in accordance with the customary payroll practices of the Company as if Executive was employed at the time, commencing on the first Company payroll date immediately following the 38th day after the Termination Date (the “First Payment Date”), and any installment that would have otherwise been paid pursuant to the customary payroll practices of the Company prior to the First Payment Date shall instead be accumulated and paid on the First Payment Date.

(c)                                  If a payment under Section 7(b) or any other provision of this Agreement is payable during a period that includes more than one taxable year the Executive shall have no right to specify the taxable year during which such payment shall be made.

(d)                                 If (x) a Change in Control shall have occurred before the expiration of the term of this Agreement, and (y) the Executive’s employment by the Company is terminated (whether by the Executive or the Company or automatically as provided in Section 3) after the occurrence of that Change in Control, the Executive shall be entitled to the following benefits (except to the extent limited by Section 7(e)):

(i)                                     all options to acquire Voting Securities of the Company granted to Executive prior to September 1, 2014 and continued to be held by the Executive immediately prior to a Change in Control shall become fully exercisable, notwithstanding the terms of the relevant stock option agreements and regardless of whether or not the vesting conditions set forth in the relevant stock option agreements have been satisfied in full, and shall be exercisable for the period set forth in such stock option agreement; and

(ii)                                  all restrictions on any restricted Voting Securities of the Company granted to the Executive prior to September 1, 2014 which have not vested prior to a Change in Control shall be removed and the securities shall be freely transferable, notwithstanding the terms of the relevant restricted stock or securities agreements and regardless of whether the conditions set forth in the relevant restricted stock or securities agreements have been satisfied in full.

(e) Notwithstanding anything herein to the contrary, in the event that the Company’s then current independent registered public accounting firm (the “Accounting Firm”) shall determine that any payment or distribution of any type to or for the Executive’s benefit made by the Company, by any of its affiliates, by any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code and the regulations thereunder) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then the Accounting Firm shall determine whether such payments or distributions or benefits shall be reduced to such lesser amount as would result in no portion of such payments or distributions or benefits being subject to the Excise Tax. Such reduction shall occur if and only to the extent that it would result in the Executive retaining, on an after-tax basis (taking into account federal, state and local income taxes, employment, social security and Medicare taxes, the imposition of the Excise Tax and all other taxes, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied (or is likely to apply) to the Executive’s taxable income for the tax year in which the transaction which causes the application of Section 280G of the Code occurs, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Executive in the relevant tax year(s) in which any of the Total Payments is expected to be made) a larger amount as a result of such reduction than the Executive would receive, on a similar after tax basis, if the Executive received all of the Total Payments. If the Accounting Firm determines that the Executive would not retain a larger amount on an after-tax basis if the Total Payments were so reduced, then the Executive shall retain all of the Total Payments.  If the Total Payments are to be reduced, the reduction shall occur in the following order: (1) reduction of cash payments for which the full amount is treated as a “parachute payment” (as defined under Section 280G of the Code and the regulations thereunder); (2) cancellation of accelerated vesting (or, if necessary, payment) of cash awards for which the full amount is not treated as a parachute payment; (3) reduction of any continued employee benefits; and (4) cancellation or reduction of any accelerated vesting of equity awards.  In selecting the equity awards (if any) for which vesting will be cancelled or reduced under clause (4) of the preceding sentence, awards shall be selected in a manner that maximizes the after-tax aggregate amount of reduced Total Payments provided to the Executive, provided that if (and only if) necessary in order to avoid the imposition of an additional tax under Section 409A, awards instead shall be selected in the reverse order of the date of grant.  If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.  The Executive and the Company shall furnish such documentation and documents as may be necessary for the Accounting Firm to perform the requisite Section 280G of the Code computations and analysis, and the Accounting Firm shall provide a written report of its determinations, hereunder, including detailed supporting calculations. If the Accounting Firm determines that aggregate Total Payments should be reduced as described above, it shall promptly notify the Executive and the Company to that effect. In the absence of manifest error, all determinations made by the Accounting Firm under this Section 6(i) shall be binding on the Executive and the Company and shall be made as soon as reasonably practicable and in no event later than thirty (30) days following the later of the Executive’s date of termination of employment or the date of the transaction which causes the application of Section 280G of the Code.  The Company shall bear all costs, fees and expenses of the Accounting Firm.

To the extent requested by the Executive, the Company shall cooperate with the Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services to be provided by the Executive (including the Executive agreeing to refrain from performing services pursuant to a covenant not to compete) before, on or after the date of the transaction which causes the application of Section 280G of the Code such that payments in respect of such services may be considered to be “reasonable compensation” within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of such final regulations in accordance with Q&A-5(a) of such final regulations.

If it is ultimately determined (by IRS private letter ruling or closing agreement, court decision or otherwise) that the Executive’s Total Payments were reduced by too much or by too little in order to accomplish the purpose of this Section 7(e), the Executive and the Company shall promptly cooperate to correct such underpayment or overpayment in a manner consistent with the purpose of this Section 7(e).

Section 8.                                           Successors.  If a Change in Control shall have occurred before the expiration of the term of this Agreement:

(a)                                 the Company shall not, directly or indirectly, consolidate with, merge into or sell or otherwise transfer its assets as an entirety or substantially as an entirety to, any person, or permit any person to consolidate with or merge into the Company unless in connection with such consolidation, merger, sale or transfer the Successor shall have assumed in writing the Company’s obligations under this Agreement; and

(b)                                 not fewer than ten (10) days before the consummation of any consolidation of the Company with, merger by the Company into, or sale or other transfer by the Company of its assets as an entirety or substantially as an entirety to, any person, the Company shall give the Executive notice of that proposed transaction.

Section 9.                                           Notice.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be given in person or by United States certified or registered mail, return receipt requested (with evidence of receipt by the party to whom the notice is given), postage prepaid, addressed:

(a)                                 if to the Executive, to the Executive’s address last shown on the Company’s records, and

(b)                                 if to the Company, at 6100 Stevenson Blvd, Fremont, CA 94538, directed to the attention of the Chief Financial Officer of the Company, and with a copy to the General Counsel of the Company at 6100 Stevenson Blvd. Fremont, California 94538,

or to such other address as either party may have furnished to the other in writing in accordance herewith.  For purposes of this Agreement, notice to a party shall be effective only upon actual receipt of the notice by the party with written evidence of receipt by the party to whom the notice is given.

Section 10.                                    Withholding Taxes.  The Company may withhold from all payments to be paid to the Executive pursuant to this Agreement all taxes that, by applicable federal or state law, the Company is required to so withhold.

Section 11.                                    Expenses of Enforcement.  If a Change in Control shall have occurred before the expiration of the term of this Agreement, then, upon demand by the Executive made to the Company, the Company shall reimburse the Executive for the reasonable expenses (including attorneys’ fees and expenses) incurred by the Executive in enforcing or seeking to enforce, in good faith, the payment of any amount or other benefit to which the Executive shall have become entitled pursuant to this Agreement, including those incurred in connection with any arbitration initiated pursuant to Section 21.  Such payments under this Section 11 shall be made within ten (10) business days after the delivery of the Executive’s written request for the payment accompanied by such evidence of fees and expenses incurred as the Company may reasonably require.

Section 12.                                    Disputed Payments and Failures to Pay.

(a)                                 If the Company fails to make a payment in whole or in part as of the payment deadline specified in this Agreement, either intentionally or unintentionally, other than with the express or implied consent of the Executive, the Executive shall make prompt and reasonable good faith efforts to collect the remaining portion of the payment.  The Company shall pay any such unpaid benefits due to the Executive, together with interest on the unpaid benefits from the date of the payment deadline specified in this Agreement at an annual rate equal to 120 percent of the applicable Federal rate provided for in section 1274(d) of the Code, within ten (10) business days of discovering that the additional monies are due and payable.

(b)                                 The Company shall hold harmless and indemnify the Executive on a fully grossed-up after tax basis from and against (i) any and all taxes imposed under Section 409A (and any comparable state statutes) by any taxing authority as a result of the Company’s failure to timely pay payments and benefits under this Agreement when due under this Agreement and all penalties and interest with respect to the Company’s failure to timely pay payments and benefits under this Agreement when due, (ii) all expenses (including reasonable attorneys’, accountants’, and experts’ fees and expenses) incurred by the Executive due to a tax audit or litigation addressing the existence or amount of a tax liability described in clause (i), and (iii) the amount of additional taxes (including penalties and interest) imposed upon the Executive due to the Company’s payment of the initial taxes, penalties, interest and expenses described in clauses (i) and (ii).

(c)                                  The Company shall make a payment to reimburse the Executive in an amount equal to all federal, state and local taxes imposed upon the Executive that are described in Section 12(b)(i) and (iii), including the amount of additional taxes imposed upon the Executive due to the Company’s payment of the initial taxes on such amounts, within ten (10) business days after the delivery of the Executive’s written request for the payment and by the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the related taxes to the taxing authority.  The Company shall make a payment to reimburse the Executive in an amount equal to all expenses and other amounts incurred due to a tax audit or litigation addressing the existence or amount of a tax liability pursuant to Section 12(b)(ii), including the amount of additional taxes imposed upon the Executive due to the Company’s payment of such expenses and other amounts, within ten (10) business days after the delivery of the Executive’s written request for the payment and by the end of the Executive’s taxable year next following the Executive’s taxable year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of the Executive’s taxable year following the Executive’s taxable year in which the audit is completed or there is a final and non-appealable settlement or other resolution of the litigation.

Section 13.                                    Funding.  The Executive shall have no right, title, or interest whatsoever in or to any assets of the Company or any investments which the Company may make to aid it in meeting its obligations under this Agreement.  The Executive’s right to receive payments under this Agreement shall be no greater than the right of an unsecured general creditor of the Company.  Immediately prior to a Change in Control, the Company shall create an irrevocable grantor trust (the “Rabbi Trust”), which shall be subject to the claims of creditors of the Company.  In the event that the Executive is a Specified Employee at the time of his Termination Date or at the time the Company determines that it is reasonably likely that the Executive will incur a separation from service under Section 409A in connection with a Change in Control, then immediately upon the Termination Date or, if earlier, the date the Company makes a determination that the Executive is reasonably likely to incur a separation from service in connection with a Change in Control, the Company shall transfer to the Rabbi Trust cash sufficient (on an undiscounted basis) to pay the amounts specified in Section 7(a)(iv)(B), (C) and (D) and the Interest Amount.  The amount specified in Section 7(a)(iv)(B), (C) and (D) and the Interest Amount shall be paid from the Rabbi Trust on the dates specified in Sections 7 and 11 herein, provided that the Company shall remain liable to pay any such amounts which for any reason are not paid from the Rabbi Trust.  The trustee of the Rabbi Trust shall be a bank or trust company selected by the Company prior to the Change in Control.

Section 14.                                    Employment by Wholly-Owned Subsidiary.  If, at or after the Effective Date, the Executive is or becomes an executive of one or more Wholly-Owned Subsidiaries, references in this Agreement to the Executive’s employment by the Company shall include the Executive’s employment by any such Wholly-Owned Subsidiary.

Section 15.                                    No Obligation to Mitigate; No Rights of Offset.

(a)                                 The Executive shall not be required to mitigate the amount of any payment or other benefit required to be paid to the Executive pursuant to this Agreement, whether by seeking other employment or otherwise, nor shall the amount of any such payment or other benefit be reduced on account of any compensation earned by the Executive as a result of employment by another person.

(b)                                 The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.

Section 16.                                    Amendment and Waiver.  No provision of this Agreement may be amended or waived (whether by act or course of conduct or omission or otherwise) unless that amendment or waiver is by written instrument signed by the parties hereto.  No waiver by either party of any breach of this Agreement shall be deemed a waiver of any other or subsequent breach.

Section 17.                                    Governing Law.  This Agreement shall be construed and interpreted in accordance with the laws of the State of Texas, except to the extent that the conflicts of laws provisions of the State of Texas would require the application of the relevant law of another jurisdiction, in which event the relevant law of the State of Texas will nonetheless apply, with venue for litigation being solely and exclusively in the city in the State of Texas in which a principal corporate office of the Company is located at the time the litigation is instituted.

Section 18.                                    Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

Section 19.                                    Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute the same instrument.

Section 20.                                    Assignment; Binding Effect.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representative.  This Agreement shall be binding upon any Successor.  The Company may not assign any of its obligations under this Agreement unless (i) such assignment is to a Successor and (ii) the requirements of Section 8 are fulfilled.

Section 21.                                    Arbitration.  Any dispute between the parties arising out of this Agreement, whether as to this Agreement’s construction, interpretation or enforceability or as to any party’s breach or alleged breach of any provision of this Agreement, shall be resolved by arbitration in accordance with the rules of the American Arbitration Association (the “AAA”) then in effect.  Within ten (10) business days of the initiation of an arbitration hereunder, the Company and the Executive will each separately designate an arbitrator, and within twenty (20) business days of selection, the appointed arbitrators will appoint a neutral arbitrator from the AAA Panel of Commercial Arbitrators. The arbitrators shall issue their written decision (including a statement of finding of facts) within thirty (30) days from the date of the close of the arbitration hearing.  The decision of the arbitrators selected hereunder will be final and binding on both parties.  This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16 (or replacement or successor statute).  Pursuant to Section 9 of the Federal Arbitration Act, the Company and the Executive agree that a judgment of the United States District Court for the District in which the principal corporate office of the Company is located at the time of initiation of an arbitration hereunder may be entered upon the award made pursuant to the arbitration.

Section 22.                                    Other Agreements.  Notwithstanding anything to the contrary in this Agreement, this Agreement supersedes any and all other agreements and rights that the Executive has under The Men’s Wearhouse, Inc. Change in Control Severance Plan.  The Executive and the Company hereby agree that the Executive has no rights whatsoever under such plan.

Section 23.                                    Forfeiture for Cause.

(a)                                 Notwithstanding any other provision of this Agreement, if a determination is made as provided in Section 23(b) (a “Forfeiture Determination”) that (a) the Executive, before or after the termination of the Executive’s employment with the Company and all Affiliates,

(i) committed fraud, embezzlement, theft, felony or an act of dishonesty (as defined below) in the course of his employment by the Company or an Affiliate, (ii) knowingly caused or assisted in causing the publicly released financial statements of the Company to be misstated or the Company or a subsidiary of the Company to engage in criminal misconduct, (iii) disclosed trade secrets of the Company or an Affiliate or (iv) violated the terms of any non-competition, non-disclosure or similar agreement with respect to the Company or any Affiliate to which the Executive is a party; and (b) in the case of the actions described in clause (i), (iii) and (iv), such action materially and adversely affected the Company, then at or after the time such Forfeiture Determination is made the Board of Directors, in good faith, if such Forfeiture Determination is made prior to a Change in Control, or, as determined by a final, non-appealable order of a court of competent jurisdiction, if such Forfeiture Determination is made after a Change in Control, as a fair and equitable forfeiture to reflect the harm done to the Company and a reduction of the benefit bestowed on the Executive had the facts existing at the time the benefit was bestowed that led to the Forfeiture Determination been known to the Company at the time the benefit was bestowed, may determine that some or all (x) benefits payable or to be provided, or previously paid or provided, under this Agreement to the Executive (including any lump sum payment or Interest Amount previously paid to the Executive under Sections 7 or 25 or expense reimbursement payment under Section 11), (y) cash bonuses paid on or after the Effective Date by the Company to the Executive under any plan, program, policy, practice, contract or agreement of the Company or (z) equity awards granted to the Executive under any plan, program, policy, practice, contract or agreement of the Company that vested on or after the Effective Date, will be forfeited to the Company on such terms as determined by the Board of Directors or the final, non-appealable order of a court of competent jurisdiction.  For purposes of this Section23, an “act of dishonesty” shall require a material breach by Executive of his duties, obligations or undertakings owed to or on behalf of the Company, as determined by the Board.  In determining whether a matter materially and adversely affects the Company, the Board shall be entitled to consider all relevant factors and exercise business judgment in making such determination, including but not limited to the financial consequences, adverse reputational consequences or legal consequences to the Company and/or its subsidiaries, individually or taken as a whole, as a result of such action.

(b)                                 A Forfeiture Determination for purposes of Section 23(a) shall be made (i) before the occurrence of a Change in Control, by a majority vote of the Board of Directors and (ii) on or after the occurrence of a Change in Control, by the final, non-appealable order of a court of competent jurisdiction.  The findings and decision of the Board of Directors with respect to a Forfeiture Determination made before the occurrence of a Change in Control, including those regarding the acts of the Executive and the damage done to the Company, will be final for all purposes absent a showing by clear and convincing evidence of manifest error by, or a lack of good faith on the part of, the Board of Directors; provided, that, any disagreements as to whether the Board lacked good faith or its decision resulted from manifest error shall be subject to resolution in accordance with Section 21 hereof.  No decision of the Board of Directors, however, will affect the finality of the discharge of the Executive by the Company or an Affiliate.

Section 24.                                    Definitions.  As used in this Agreement, the following terms and phrases shall have the meanings set forth below:

(a)                                 “Accrued Obligations” has the meaning assigned to that term in Section 7.

(b)                                 “Affiliate” and “Affiliates” mean, when used with respect to any entity, individual, or other person, any other entity, individual, or other person which, directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with such entity, individual or person.

(c)                                  “Agreement” means this Change in Control Agreement as it may be amended from time to time in accordance with Section 16.

(d)                                 “Assets” means assets of any kind owned by the Company, including but not limited to securities of the Company’s direct and indirect subsidiaries.

(e)                                  “Base Salary” has the meaning assigned to that term in Section 5.

(f)                                   “Basic Benefit Plans” means any bonus, incentive, profit sharing, performance, savings, retirement or pension policy, plan, program or arrangement, including, but not limited to, any deferred compensation, supplemental executive retirement or other retirement income, stock option, stock purchase, stock appreciation, restricted stock, deferred stock unit, employee stock ownership or similar policy, plan, program or arrangement of the Company (or any substitute or alternative plan).

(g)                                  “Benchmark Bonus” has the meaning assigned to that term in Section 5.

(h)                                 “Beneficial Owner” has the meaning ascribed to the term in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, or any successor act.

(i)                                     “Board of Directors” means the Board of Directors of the Company.

(j)                                    “Change in Control” has the meaning assigned to that phrase in Section 2.

(k)                                 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(l)                                     “Company” has the meaning assigned to that term in the preamble to this Agreement.  The term “Company” shall also include any Successor, whether the liability of such Successor under this Agreement is established by contract or occurs by operation of law.

(m)                             “Effective Date” has the meaning assigned to such term in the preamble to this Agreement.

(n)                                 “Entity” means any corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization or other business entity.

(o)                                 “Executive” has the meaning assigned to such term in the preamble to this Agreement.

(p)                                 “Executive’s Disability” means the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 90 calendar days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers, and acceptable to the Executive or the Executive’s legal representatives; provided, however, that if there is a definition of disability used in an employment agreement between the Company and the Executive, then the definition of Executive’s Disability herein shall be the same as that used in such employment agreement.

(q)                                 “Event of Termination for Cause” has the meaning assigned to that phrase in Section 4.

(r)                                    “Event of Termination for Good Reason” has the meaning assigned to that phrase in Section 5.

(s)                                   “Expiration Date” has the meaning assigned to that term in Section 3.

(t)                                    “Fiscal Year” means the fiscal year of the Company.

(u)                                 “Incumbent Director” means:

(i)                                     a member of the Board of Directors on the Effective Date; or

(ii)                                  an individual:

(A)                               who becomes a member of the Board of Directors after the Effective Date;

(B)                               whose appointment or election by the Board of Directors or nomination for election by the Company’s shareholders is approved or recommended by a vote of at least two-thirds of the then serving Incumbent Directors (as defined herein); and

(C)                               whose initial assumption of service on the Board of Directors is not in connection with an actual or threatened election contest.

(v)                                 “Merger” means a merger, consolidation or similar transaction.

(w)                               “Other Benefit Plan” means any employee welfare benefit plan (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended) maintained by the Company.

(x)                                 “Person” shall have the meaning ascribed to the term in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, or any successor act, and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof, except that the term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding Company securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of those securities or

(iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(y)                                 “Rabbi Trust” has the meaning assigned to that term in Section 13.

(z)                                  “Section 409A” means section 409A of the Code and the rules and regulations issued thereunder by the Internal Revenue Service and the Department of Treasury.

(aa)                          “Specified Owner” means any of the following:

(i)                                     the Company;

(ii)                                  an Affiliate of the Company;

(iii)                               an employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate of the Company;

(iv)                              a Person that becomes a Beneficial Owner of the Company’s outstanding Voting Securities representing 30 percent or more of the combined voting power of the Company’s then outstanding Voting Securities as a result of the acquisition of securities directly from the Company and/or its Affiliates; or

(v)                                 a Person that becomes a Beneficial Owner of the Company’s outstanding Voting Securities representing 30 percent or more of the combined voting power of the Company’s then outstanding Voting Securities as a result of a Merger if the individuals and Entities who were the Beneficial Owners of the Voting Securities of the Company outstanding immediately prior to such Merger own, directly or indirectly, at least 50 percent of the combined voting power of the Voting Securities of any of the Company, the surviving Entity or the parent of the Company or the surviving Entity outstanding immediately after such Merger in substantially the same proportions as their ownership of the Voting Securities of the Company outstanding immediately prior to such Merger.

(bb)                          “Successor” means a person with or into which the Company shall have been merged or consolidated or to which the Company shall have transferred its assets as an entirety or substantially as an entirety.

(cc)                            “Termination Date” has the meaning assigned to that term in Section 6.

(dd)                          “Voting Securities” means the outstanding securities entitled to vote generally in the election of directors or other governing body.

(ee)                            “Wholly-Owned Subsidiary” means an Entity that is, directly or indirectly, wholly owned by the Company.

Section 25.                                    Interpretation.

(a)                                 In the event of the enactment of any successor provision to any statute or rule cited in this Agreement, references in this Agreement to such statute or rule shall be to such successor provision.

(b)                                 The headings of Sections of this Agreement shall not control the meaning or interpretation of this Agreement.

(c)                                  References in this Agreement to any Section are to the corresponding Section of this Agreement unless the context otherwise indicates.

(d)                                 The Company and Executive intend that any amounts or benefits payable or provided under this Agreement shall comply with Section 409A so as not to subject Executive to the payment of the tax, interest and any tax penalty which may be imposed under Section 409A.  The provisions of this Agreement shall be interpreted and administered in a manner that complies with Section 409A. The Company will not take any action or omit to take any action that would expose any payment or benefit to Executive to additional tax under Section 409A.  In furtherance thereof, to the extent that any provision hereof would otherwise result in Executive being subject to payment of tax, interest and tax penalty under Section 409A, the Company and Executive agree to negotiate reasonably and in good faith to amend this Agreement in a manner that brings this Agreement into compliance with Section 409A and preserves to the maximum extent possible economic value to the relevant payment or benefit under this Agreement to Executive. Each payment in a series of payments or installments hereunder shall be treated as a separate payment for purposes of Section 409A. To the extent that a reimbursement amount is subject to Section 409A, the Company will pay Executive the reimbursement amount due, if any, in any event before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.  Executive’s rights to any reimbursements are not subject to liquidation or exchange for another benefit.  The amount of expense reimbursements for which Executive is eligible during any taxable year will not affect the amount of any expense reimbursements for which Executive is eligible in any other taxable year.  Notwithstanding anything contained herein to the contrary, (i) in no event shall the Termination Date occur until Executive experiences a “separation from service” within the meaning of Section 409A and the date upon which separation from service takes place shall be the “Termination Date” and (ii) in the event Executive is a “specified employee” (within the meaning of Section 409A) as of the date of his separation from service, amounts and benefits that are properly treatable as deferred compensation (within the meaning of Section 409A, and after taking into account all exclusions applicable to such payment under Section 409A) that would otherwise be payable or provided hereunder shall not be made prior to the first business day after the earlier of (x) the expiration of six months from the date of Executive’s separation from service for any reason other than death or (ii) the date of Executive’s death (such first business day, the “Delayed Payment Date”).  On the Delayed Payment Date, the Company shall pay to Executive or, if has died, to his estate, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence with interest for the period commencing on the date of the Executive’s Termination Date until the date of payment of such amounts, calculated using an interest rate of eight percent (8%) per annum (the “Interest Amount”).

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date set forth above.

THE MEN’S WEARHOUSE, INC.

By:	/s/ JON W. KIMMINS
Name:	Jon W. Kimmins
Title:	Executive Vice President, Chief Financial Officer, Treasurer and Principal Financial Officer

EXECUTIVE

By:	/s/ DOUGLAS S. EWERT
Name:	Douglas S. Ewert